Exhibit 10.15

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of October 13, 2014 (the “Effective Date”), is entered into by and between VPS-1, Inc., a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Primary”), and Innocrin Pharmaceuticals, Inc. (originally incorporated as Hephestics, Inc. and formerly known as Viamet Pharmaceuticals, Inc.), a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Legacy”). Primary and Legacy may collectively be referred to as the “Parties” (and each, as a “Party”).

WHEREAS, Legacy is a party to the Existing Ag Agreement (as defined below); and

WHEREAS, Primary, Legacy, and certain other related entities have undergone a corporate restructuring such that certain intellectual property assets and other assets have been transferred to, and are owned or controlled by, Primary instead of Legacy;

WHEREAS, the Parties wish to grant each other the respective rights set forth herein in order to enable Legacy to comply with its obligations, and enjoy its economic benefits, under the Existing Ag Agreement and provide Primary with certain intellectual property rights granted to Legacy by Ag Partner under the Existing Ag Agreement.

NOW THEREFORE, intending to be legally bound, Legacy and Primary hereby covenant and agree as follows:

1.	Definitions.

1.1 “Active Ingredient” means the chemical or biological component(s) of a Legacy Royalty Product which achieve(s) the fungicidal, herbicidal, or insecticidal performance objectives of the Legacy Field.

1.2 “Affiliate” means, with respect to a party, any Person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary, for all purposes under this Agreement other than with respect to Section 6.4(a) (for which this last sentence of this Section 1.2 shall not apply for any use of the term Affiliate therein), neither Innocrin Pharmaceuticals Holdings, LLC (“Legacy Parent”) nor Legacy shall be considered an Affiliate of Primary, and Primary shall not be considered an Affiliate of either Legacy Parent or Legacy.

1.3 “Ag Partner Collaboration Derived Product” means any product or product candidate incorporating a CDC or any Derivative thereof.

1.4 “Applicable Laws” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents (including FDA, EPA, or USDA guidance documents), injunctions, awards, judgments, and permits and licenses of or from Governmental Authorities that may apply to the development, manufacture, handling, storage, use, marketing or sale of any CDC, VDC, Primary Royalty Product, or Legacy Royalty Product or the performance of either Party’s obligations, or exercise of either Party’s rights, under this Agreement.

1.5 “Assigned Downstream Agreement” means any Downstream Agreement that is (i) assigned to Legacy or an Affiliate thereof upon termination of the Existing Ag Agreement (in accordance with Section 13.8(c) thereof) or (ii) assigned to Legacy or an Affiliate thereof, upon termination of an Assigned Downstream Agreement previously assigned to Legacy or an Affiliate thereof, in accordance with its terms and in a manner consistent with that contemplated by Section 13.8(c) of the Existing Ag Agreement with respect to Downstream Agreements executed by Ag Partner or its Affiliates thereunder.

1.6 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

1.7 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, the legal authority or right (whether by ownership, license or otherwise) of a party to grant a license or a sublicense of or under such Know-How or Patent Rights to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, any other Person.

1.8 “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right.

1.9 “Derivative” means, with respect to any VDC or CDC, any analog, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or polymorph thereof.

1.10 “Downstream Agreement” means any sublicense or license agreement executed by Ag Partner or an Affiliate thereof, or by another Legacy Licensee, granting to a subsequent Legacy Licensee, in accordance with this Agreement and, prior to any termination thereof, the Existing Ag Agreement, (i) a sublicense to any of the sublicensable rights granted by Legacy to Ag Partner and its Affiliates under the Existing Ag Agreement or (ii) a license in the Legacy Field under the Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights Controlled by Ag Partner to make, use, or sell any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product, including, in either case, for purposes of clarification but not limitation, any agreement under which Ag Partner, any Affiliate thereof, or any other Legacy Licensee grants a Third Party exclusive rights to sell, market, or distribute one or more Ag Partner Collaboration Derived Products in all or any portion of the Legacy Field

1.11 “EPA” means the United States Environmental Protection Agency or any successor agency thereto.

1.12 “EU means any member nation of the European Union as of the Effective Date.

1.13 “Existing Ag Agreement” means that certain Option, Research, Collaboration, and License Agreement, dated November 1, 2010, between DowAgroSciences LLC (such limited liability company, “Ag Partner”) and Legacy, as it may be amended from time to time as permitted by this Agreement.

1.14 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.15 “FTE” means the equivalent of one person working full time for one 12-month period in a research, development, commercialization, regulatory or other relevant capacity, approximating 1800 hours per year. In the interests of clarity, a single salaried individual who works more than 1800 hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.16 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the EU), including but not limited to, in the United States of America, the EPA, FDA, or USDA.

1.17 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.18 “Know-How” means any non-public Information and other trade secrets, data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. For the avoidance of doubt, Know-How shall exclude Patent Rights.

1.19 “Legacy Acquired Entity” means, in the event Legacy or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party (or that portion thereof related to CDCs, VDCs, any Derivatives of either of the foregoing, or any products incorporating either of the foregoing) or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.20 “Legacy Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Legacy (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Legacy (with “control”, for purposes of this Section 1.20, having the meaning set forth in Section 1.2 above), or any Affiliate of such an entity.

1.21 “Legacy Field” means (i) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as a fungicide for plant or crop health, (ii) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as a herbicide for plant or crop health, (iii) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as an insecticide for plant or crop health, or (iv) use as an insecticide for non-agricultural pest control, excluding, for purposes of clause (iv), veterinary products that are administered by injection, oral/buccal, transdermal, intraocular, topical cream, inhaled, or other common drug delivery methods or otherwise to (or through) the organs or tissues of the treated animal, or that are intended, in order to cause their intended pest control effects, to be metabolized or absorbed by the treated animal or any organ or tissue thereof (e.g. flea and tick control through an insecticidal spray that itself directly kills fleas and ticks that may reside on an animal’s skin is in the Legacy Field, but a pill or other medication that is metabolized by an animal to control fleas/ticks is outside the Legacy Field). For purposes of clarification, but not limitation, the Legacy Field excludes all uses not described in (i), (ii), (iii), or (iv) above, including (but not limited to) human and veterinary therapeutic and prophylactic uses.

1.22 “Legacy Know-How” means (i) all Know-How Controlled by Legacy at any time during the Term that is necessary or useful to make, have made, use, sell, offer for sale, or import any CDC, VDC, Derivative of either of the foregoing, or any product incorporating a CDC, VDC, or Derivative incorporating either of the foregoing and (ii) VDC Data. Legacy Know-How shall include, but is not limited to, CDC Data and Ag Partner Know-How. Notwithstanding anything to the contrary, Legacy Know-How shall not include any Know-How that is owned, licensed, or otherwise controlled by any Legacy Acquiring Entity or Legacy Acquired Entity prior to the date of the transaction by which such Legacy Acquiring Entity or Legacy Acquired Entity, respectively, first became a Legacy Acquiring Entity or Legacy Acquired Entity, respectively, except to the extent that such Know-How was already included within the Legacy Know-How prior to the date of the transaction by which such Legacy Acquiring Entity or Legacy Acquired Entity, respectively, first became a Legacy Acquiring Entity or Legacy Acquired Entity, respectively.

1.23 “Legacy Licensee” means Ag Partner, any Affiliate thereof, and, as permitted by the Existing Ag Agreement and, if applicable, any Downstream Agreement, any Third Party granted, (i) a sublicense to any of the rights to granted by Legacy to Ag Partner and its Affiliates under the Existing Ag Agreement or (ii) a license in the Legacy Field under the Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights Controlled by Ag Partner to make, use, or sell any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product, including, in either case, for purposes of clarification but not limitation, a Third Party to whom Ag Partner or any Affiliate thereof grants exclusive rights to sell, market, or distribute one or more Ag Partner Collaboration Derived Products in all or any portion of the Legacy Field.

1.24 “Legacy Patents” means all Patent Rights Controlled by Legacy that Cover, or would otherwise be necessary or useful for the manufacture, use, sale, or import of, any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product (to the extent not incorporating any VDC or Active Ingredient(s) other than any CDC(s)), provided that, notwithstanding anything to the contrary, Legacy Patents shall (i) include Ag Partner Patents and (ii) be limited to Patent Rights containing Valid Claims with respect to composition of matter, use, methods of manufacture, or synthetic or other processes concerning CDCs or Derivatives thereof. The Legacy Patents existing as of the Effective Date are set forth on Schedule 1.24, which shall be updated from time-to-time by Legacy, including upon request of Primary, to reflect the ongoing filing, prosecution, and maintenance of the Legacy Patents.

1.25 “Legacy Product-Related Materials” means (i) DAS Product-Related Materials and (ii) all other advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to any Legacy Royalty Products in the Legacy Field and in (or coming into) the possession or control of Legacy or any Affiliate thereof upon or following any termination of any Downstream Agreement, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Legacy Product Trademarks.

1.26 “Legacy Product Trademarks” means (i) DAS Product Trademarks and (ii) all other trademarks, logos, tradedress, tradenames, internet domain names, and the like, and registrations for any of the foregoing, to the extent owned by (or coming under the control of) Legacy or any Affiliate thereof upon or following any termination of any Downstream Agreement that pertain exclusively to Legacy Royalty Products in the Legacy Field and in (or coming into) the possession or control of Legacy or any Affiliate thereof.

1.27 “Legacy Royalty Product” means a Viamet Derived Product or Ag Partner Collaboration Derived Product, and shall in any event include all Ag Partner Royalty Products.

1.28 “Legacy Royalty Term” means, on a Legacy Royalty Product-by-Legacy Royalty Product and country-by-country basis, the period from the Effective Date until such time as there are no Valid Claims of any Primary Patents or Ag Partner Patents Covering the composition of matter of any VDC or CDC included in a particular Legacy Royalty Product in a particular country.

1.29 “Metallobase™” means Primary’s and its Affiliates’ proprietary database of information relating to metalloproteins that have been the basis of pharmaceutical and academic research programs and information relating to Metalloprotein Inhibitors of those metalloproteins that have been publicly disclosed or presented in the scientific literature. Notwithstanding anything to the contrary, Metallobase shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallobase prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.30 “Metallophile™ Indices” means Primary’s and its Affiliates’ in silico-derived predictors of the binding affinity of a given metal-binding group to a given metal. Notwithstanding anything to the contrary, Metallophile™ Indices shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.31 “Metallophile™ Technology” means the technology used by Primary and its Affiliates to identify and design Metalloprotein Inhibitors and analogues thereof, which technology shall include Metallobase™, Metallophiles™ and Metallophile™ Indices. Notwithstanding anything to the contrary, Metallophile™ Technology shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity. MetallophileTM Technology shall not include Ag Filter, Protected Ag Partner Development Process, or Protected Ag Partner Scaffold Information except to the extent Primary can reasonably demonstrate that such Know-How: (i) is now or hereafter becomes available to the public through no fault of Legacy or Primary; (ii) was already possessed by Legacy or Primary prior to Legacy’s receipt of such Know-How from Ag Partner; (iii) was acquired by Legacy or Primary from a Third Party (other than Ag Partner or any Affiliate thereof) without obligation of confidence; or (iv) was independently developed by an employee or Third Party contractor of Legacy or Primary without reference to or benefit of Ag Filter, Protected Ag Partner Development Process, or Protected Ag Partner Scaffold Information.

1.32 “Metallophiles™” means Primary’s and its Affiliates’ database of alternative metal-binding groups that can be used in the design of Metalloprotein Inhibitors. Notwithstanding anything to the contrary, Metallophiles™ shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles™ prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.33 “Metalloprotein Inhibitor” means any compound or agent that combines with a metalloprotein in such a manner as to prevent, inhibit, or interfere with the normal substrate-metalloprotein combination and the subsequent catalytic reaction.

1.34 “North America” means the United States of America, Canada, Mexico, or any of the territories, protectorates, or possessions of any of the foregoing.

1.35 “Patent Rights” means patents, patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all equivalents thereof worldwide.

1.36 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.37 “Primary Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Primary (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Primary (with “control”, for purposes of this Section 1.37, having the meaning set forth in Section 1.2), or any Affiliate of such an entity.

1.38 “Primary Collaboration Derived Product” means any product or product candidate incorporating any CDC or Derivative thereof that is developed, made, used, sold, or imported by or on behalf of Primary, any Affiliate thereof, or any Primary Sublicensee pursuant to the exercise of the rights granted under Section 4.3.

1.39 “Primary Field” means all uses and applications outside the Legacy Field.

1.40 “Primary Know-How” means, to the extent necessary to make, use, sell, or import VDCs, all Know-How Controlled by Primary or its Affiliates, provided that Primary Know-How shall not include the Metallophile™ Technology. Notwithstanding anything to the contrary, Primary Know-How shall not include any Know-How that is owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, including any modifications or extensions thereto (the “Primary Acquiring Entity Know-How”), provided that such Primary Acquiring Entity Know-How was not already included within the Primary Know-How prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.41 “Primary Net Sales” means gross amounts invoiced or otherwise received for Primary’s, its Affiliates’, and Primary Sublicensee’s sales of Primary Royalty Products during the

Primary Royalty Term, less the sum of the following, to the extent commercially reasonable and directly and solely related to the sale of such Primary Royalty Products: (1) discounts to customers in amounts customary in the trade; (2) reasonable rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available or required by law, or reasonably entered into to sustain and/or increase market share for Primary Royalty Products; (3) sales, value added, and/or use taxes directly imposed and with reference to particular sales; (4) amounts allowed or credited on returns for defective Primary Royalty Products; (5) shipping and insurance charges with respect to Primary Royalty Products; and (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Primary Royalty Products into or out of any country. Such amounts shall be determined from the books and records of Primary, its Affiliates, and Primary Sublicensees maintained in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied.

No deductions from the amounts defined above may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by Primary, its Affiliates, or Primary Sublicensees, nor may deductions be made for cost of collections. Primary Royalty Products are considered “sold” when billed out or invoiced or, in the event Primary Royalty Products are not billed out or invoiced, when the consideration for sale of the Primary Royalty Products is received. Notwithstanding the foregoing, Primary Net Sales shall not include, and shall be deemed zero with respect to, (i) Primary Royalty Products used by Primary or its Affiliates for their own internal use, (ii) the no-charge distribution of reasonable quantities of promotional samples of Primary Royalty Products, (iii) Primary Royalty Products provided for clinical trials or research or development purposes, or (iv) Primary Royalty Products provided to a Primary Affiliate or Primary Sublicensee for purposes of any resale, provided amounts invoiced or received with respect to such Primary Royalty Products’ resale are subject to royalties due to Legacy under Section 5.1 of this Agreement.

Notwithstanding anything to the contrary, in the event that any Primary Royalty Product includes, in addition to one or more CDCs, one or more other active pharmaceutical ingredients (a “Primary Combination Product”), the Primary Net Sales of such Primary Combination Product in a particular country, for the purposes of determining royalty payments due to Legacy hereunder, shall be determined by multiplying the Primary Net Sales of the Primary Combination Product in such country by the fraction, A / (A+B), where A is the weighted average sale price of the Primary Royalty Product including the CDC(s) (and not any of the other active pharmaceutical ingredients included in the Primary Combination Product) (the “Primary Basic Product”) when sold separately in finished form in such country, and B is the weighted average sale price(s) of product(s) including the other active pharmaceutical ingredient(s) (and not any CDC(s)) (such products, “Other Primary Royalty Products” ) sold separately in finished form in such country (if there is more than one Primary Other Product, B shall equal the sum of all such Other Primary Royalty Products’ weighted average sale prices in such country).

In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price of the Primary Basic Product in such country can be determined but the weighted average sale price(s) of the Primary Other Product(s) in such country cannot be determined, Primary Net Sales for purposes of determining royalty payments for such Primary Combination Product in such country shall be calculated by multiplying the Primary Net Sales of the Primary Combination Product in such country by the fraction A / C, where A is the weighted average sale price of the Primary Basic Product when sold separately in finished form in such country and C is the weighted average sale price of the Primary Combination Product in such country.

In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price(s) of the Primary Other Product(s) in such country can be determined but the weighted average sale price of the Primary Basic Product cannot be determined, Primary Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Primary Net Sales of the Primary Combination Product by the following formula: one (1) minus (B / C), where B is the weighted average sale price(s) of the Primary Other Product(s) when sold separately in finished form in such country and C is the weighted average sale price of the Primary Combination Product in such country (if there is more than one Primary Other Product, B shall equal the sum of all such Other Primary Royalty Products’ weighted average sale prices in such country).

In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Primary Basic Product nor the Primary Other Product(s) in the Primary Combination Product can be determined, the Primary Net Sales of the Primary Combination Product shall, for the purposes of determining royalty payments with respect to such Primary Combination Product, be commercially reasonable and determined by good faith negotiation between Primary and Legacy consistent with the ratios and related principles referenced above and based on the relative value of the CDC(s) and the other active pharmaceutical ingredient(s) to such Primary Combination Product.

Notwithstanding anything to the contrary, in the case of discounts on “bundles” of separate products or services which include Primary Royalty Products (such “bundles” including but not limited to (i) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, or drugs and other products or services, (ii) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Primary Royalty Product or other product or service (e.g. achievement of market share or placement on a formulary tier), or (iii) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products or services been purchased separately or outside the bundled arrangement), Primary may with notice to Legacy discount the bona fide list price of a Primary Royalty Product by up to the average percentage discount of all products or services of Primary and/or its Affiliates or Primary Sublicensee in a particular “bundle”, calculated as follows:

Average percentage discount on a particular “bundle”
	=	[1 - (X/Y)] x 100

where X equals the total discounted price of a particular “bundle” of products or services, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product or service in such “bundle”. Primary shall provide Legacy documentation reasonably supporting such average discount with respect to each “bundle.” If a Primary Royalty Product in a “bundle” is not sold separately, and no bona fide list price exists for such Primary Royalty Product, Primary and Legacy shall negotiate in good faith a reasonable imputed list price for such Primary Royalty Product and Primary Net Sales with respect thereto shall be based on such imputed list price.

1.42 “Primary Patents” means, to the extent necessary to make, use, sell, or import VDCs or any Derivative thereof, all Patent Rights Controlled by Primary or its Affiliates, provided that Primary Patents shall not include any Patent Rights Covering any Metallophile™ Technology. Notwithstanding anything to the contrary, Primary Patents shall not include any Patent Rights that are owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity (the “Acquiring Entity Patents”), provided that such Primary Acquiring Entity Patents were not already included within the Primary Patents prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.43 “Primary Product-Related Materials” means all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to any Primary Royalty Products in the Primary Field and in the possession or control of Primary or any Affiliate thereof, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Primary Product Trademarks.

1.44 “Primary Product Trademarks” means all trademarks, logos, tradedress, tradenames, internet domain names, and the like, and registrations for any of the foregoing, to the extent owned by Primary or any Affiliate thereof and pertaining exclusively to Primary Royalty Products in the Primary Field.

1.45 “Primary Royalty Product” means any product in the Primary Field incorporating any CDC or any Derivative thereof.

1.46 “Primary Royalty Term” means, on a Primary Royalty Product-by-Primary Royalty Product and country-by-country basis, the period from the Effective Date until such time as there no Valid Claims of any Ag Partner Patents Covering the manufacture, use, sale, or import of a particular Primary Royalty Product in a particular country.

1.47 “Primary Sublicensee” means a Third Party granted a (i) sublicense to any of the rights granted by Legacy to Primary and its Affiliates under Section 4.3(a) or (ii) a sublicense under any Legacy Patents to make, use, or sell any Primary Royalty Product, including, for purposes of clarification but not limitation, a Third Party to whom Primary or any Affiliate thereof grants exclusive rights to market or distribute one or more Primary Royalty Products.

1.48 “Protected Primary Structure Information” means metal-binding groups included in, or utilized to specifically predict, generate, or develop, any VDC or CDC, the chemical structures thereof, or any other Know-How controlled by Primary or Legacy which, in the reasonable determination of Primary, may provide insight as to Primary’s or Legacy’s methods, processes, and other technology or information, including but not limited to the Metallophile™ Technology, used specifically to predict, identify, generate, or develop the composition or structure of such metal-binding groups, except to the extent any of the foregoing becomes publicly available or is approved in writing by Primary for disclosure by Legacy, and provided that (i) any chemical structures of any VDC or CDC that are required to be disclosed (upon request of Ag Partner, any other Legacy Licensee, or otherwise) pursuant to the terms of the Existing Ag Agreement (or any Assigned Downstream Agreement) shall not, in either case, be included within Protected Primary Structure Information and (ii) Protected Primary Structure Information shall exclude any Know-How to the extent: (a) such Know-How is now or hereafter becomes available to the public through no fault of Legacy or Ag Partner or (b) Ag Partner or Legacy acquired such Know-How from a Third Party (other than Ag Partner, Legacy, or an Affiliate of either of the foregoing) without obligation of confidence.

1.49 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approval), licenses, registrations, clearances, permits, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, marketing, or sale of a Legacy Royalty Product for its intended use in the Legacy Field in a particular jurisdiction.

1.50 “Regulatory Filing” means any application for any form of Regulatory Approval, application to any Governmental Authority to test or evaluate any VDC, any CDC, any Derivative of either of the foregoing, or any Legacy Royalty Product or Primary Royalty Product, any DMFs, MSDSs, and any other filings or submissions required by or provided to any Governmental Authority(ies) relating to the development or commercialization of any Legacy Royalty Product or Primary Royalty Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

1.51 “Target” means lanosterol demethylase (also referred to as CYP51).

1.52 “Territory” means the entire world.

1.53 “Third Party” means any Person other than Primary, Legacy, or any Affiliate of either of the foregoing.

1.54 “USDA” means the United States Department of Agriculture or any successor agency thereto.

1.55 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular subject matter through reissue, disclaimer or otherwise.

1.56 “Viamet Derived Compound” or “VDC” means any compound generated by Legacy or Primary, prior to or following the Effective Date, through its use of the Metallophile™ Technology to identify inhibitors of the Target for potential development as human therapeutic products, excluding any (A) CDCs and (B) compounds (i) rights to which are subject to an option or license granted by Primary or any Affiliate thereof to a Third Party in the Primary Field, (ii) which are the subject of material optimization or development efforts in the Primary Field by Primary, any Affiliate thereof, or any licensee thereof, (iii) constituting a ‘back up’ candidate identified for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the Primary Field is determined by Primary, an Affiliate thereof, or any licensee of any of the foregoing to no longer constitute a viable candidate for a product in the Primary Field. For clarity, (i) any compound generated or developed under this Agreement that incorporates or is based on the same scaffold as any VDC, and any Derivative of such a compound, shall be considered a VDC under this Agreement and (ii) the compounds known to the Parties as VT-1161, VT-1129, and VT-1598 are not VDCs.

1.57 “Viamet Derived Product” means any product incorporating or comprising a Licensed VDC or any Derivative thereof, including any formulation or dosage thereof.

1.58 Any capitalized terms not defined above or elsewhere in this Agreement shall have the meaning established therefor in the Existing Ag Agreement. The capitalized terms Ag Partner Know-How, Ag Partner Patents, Ag Partner Reserve Period, Ag Partner Royalty Products, Protected Ag Partner Development Process, and Protected Ag Partner Scaffold Information, respectively, shall have the meanings set forth in the Existing Ag Agreement for DAS Know-How, DAS Patents, DAS Reserve Period, DAS Royalty Products, Protected DAS Product Development Process, and Protected DAS Scaffold Information, respectively.

2.	VDCs, CDCs, and Related Obligations

2.1 Viamet Derived Compounds.

(a) Legacy Exclusion. If, at any time prior to Ag Partner being granted an exclusive license under the Existing Ag Agreement to make, have made, use, sell, or import Viamet Derived Products incorporating a particular VDC or any Derivatives thereof, (i) rights to a particular VDC become subject to an option or license granted by Primary or any Affiliate thereof to a Third Party in the Primary Field, (ii) a particular VDC becomes the subject of material optimization or development efforts by Primary, any Affiliate thereof, or any licensee of either of the foregoing in the Primary Field, or (iii) a particular VDC is determined to constitute a ‘back up’ candidate identified by Primary for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the

Primary Field is determined by Primary, any Affiliate thereof, or any licensee of either of the foregoing to no longer constitute a viable candidate for a product in the Primary Field and, with respect to any such determination by Primary, any Affiliate thereof, or any licensee of either of the foregoing, Primary provides written notice of (i), (ii), or (iii) to Legacy, such VDC shall no longer be included within the definition of VDC under this Agreement and Primary shall have no obligations, and Legacy shall have no rights, under this Agreement with respect to such VDC or any Derivative thereof, provided that the limitations and obligations of Section 3.2 shall remain in effect with respect thereto.

(b) Supply of VDC. To the extent any tangible supply of VDC is necessary for Legacy to comply with its obligations under Section 3.2(d) of the Existing Ag Agreement, is explicitly requested by Legacy in writing for such purpose, has previously been synthesized by Primary, and is in Primary’s possession or control, such VDC shall be supplied by Primary to Legacy, within fifteen (15) business days of such request, in reasonably sufficient quantities (no more than 5 milligrams) for such purpose.

(c) Provision of Structures. Primary shall, promptly following written request of Legacy, provide to Legacy (and Legacy shall be entitled to disclose to Ag Partner) chemical structures for VDCs to the extent such structures are required to be disclosed to Ag Partner under the Existing Ag Agreement.

2.2 Collaboration Derived Compounds

(a) Primary Exclusion.

(i) If, at any time prior to the Effective Date during the Research Term, (x) rights to a particular CDC became subject to an option or license granted by Ag Partner or any Affiliate thereof to a Third Party in the Legacy Field pursuant to a written agreement with such Third Party, (y) a particular CDC became the subject of material optimization or development efforts by Ag Partner, any Affiliate thereof, or any licensee of either of the foregoing in the Legacy Field, or (z) a particular CDC was reasonably determined to constitute a ‘back up’ candidate identified by Ag Partner for possible optimization or development in the Legacy Field in the event any CDC already engaged in optimization or development in the Legacy Field is reasonably determined by Ag Partner, an Affiliate thereof, or any licensee of either of the foregoing to no longer constitute a viable candidate for an Ag Partner Royalty Product in the Legacy Field and, prior to, on, or following the Effective Date, Ag Partner provided(provides) written notice of (x), (y), or (z) to Legacy or Primary, Primary shall have no rights to further develop, sell or sublicense, such CDC or any Derivative thereof under this Agreement.

(ii) If, at any time on or after the Effective Date during the Research Term, (x) rights to a particular CDC become subject to an option or license granted by Ag Partner or any Affiliate thereof to a Third Party in the Legacy Field pursuant to a written agreement with such Third Party, (y) a particular CDC becomes the subject of material optimization or development efforts by Ag Partner, any Affiliate thereof, or any other Legacy Licensee in the Legacy Field, or (z) a particular CDC is reasonably determined to constitute a ‘back up’ candidate identified by Ag Partner for possible optimization or development in the Legacy Field in the event any CDC already engaged in optimization or development in the Legacy Field is reasonably determined by Ag Partner, an Affiliate thereof, or other Legacy Licensee to no longer constitute a viable candidate for a Ag Partner Royalty Product in the Legacy Field and Ag Partner provides written notice of (x), (y), or (z) to Legacy, then Legacy shall immediately provide notice thereof to Primary and Primary shall have no rights to further develop, sell or sublicense, such CDC or any Derivative thereof under this Agreement, provided that the foregoing shall not apply to (I) (a) any CDC for which Primary has, prior to receipt of the above-referenced notice from Legacy with respect to such CDC, provided written notice to Legacy of Primary’s (or any Primary Affiliate’s or Primary Sublicensee’s) interest in pursuing development and/or commercialization of such CDC or (b) any Derivative of any CDC referenced in clause (a), for so long as, in either case, Primary, any Affiliate thereof, or any Primary Sublicensee is using Commercially Reasonable Efforts to pursue the development or commercialization of such CDC or any Derivative thereof, (II) a particular CDC is determined to constitute a ‘back up’ candidate identified by Primary (or any Affiliate thereof or Primary Sublicensee) for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the Primary Field is determined by Primary, an Affiliate thereof, or Primary Sublicensee to no longer constitute a viable candidate for a product in the Primary Field, or (III) any CDC which is the subject of an option or license granted by Primary or any Affiliate thereof to any Third Party in the Primary Field pursuant to a written agreement with such Third Party, provided Primary or an Affiliate thereof has provided written notice to Legacy of such option or license.

(b) Provision of Chemical Structures. For each CDC for which Ag Partner requests in writing from Legacy chemical structure information concerning such CDC in accordance with the Existing Ag Agreement, Legacy shall have the right, to the extent it is obligated to provide such information to Ag Partner under the Existing Ag Agreement, to request in writing from Primary such information and the right to reveal such information to Ag Partner, and promptly following such a request, Primary shall provide to Legacy, and Legacy shall be permitted to reveal (to the extent permitted by the Existing Ag Agreement), such chemical structure information concerning such CDC.

2.3 Limits on Disclosure; No Reverse Engineering.

(a) Notwithstanding anything to the contrary, neither Primary nor any Affiliate thereof shall disclose, provide, or identify, or be required to disclose, provide, or identify, any portion of the Metallophile™ Technology, any chemical structures of any VDCs, CDCs, or Derivatives of either of the foregoing, any metal-binding groups included in any of the foregoing, or any Protected Viamet Structure Information, except to the extent (i) necessary to enable Legacy to comply with its obligations under the Existing Ag Agreement or (ii) permitted or contemplated by any other agreement between the Parties.

(b) Neither Legacy nor any Affiliate thereof shall intentionally undertake any efforts to reverse engineer any portion of the Metallophile™ Technology.

(c) Legacy shall use Commercially Reasonable Efforts to enforce Section 3.5 of the Existing Ag Agreement.

2.4 Research Term. Legacy shall notify Primary immediately upon (i) Legacy’s receipt of any notice or correspondence from Ag Partner regarding the extension, expiration, or termination of the Research Term and (ii) any expiration or termination of the Research Term, respectively, including in such notice (a) a copy of any such notice or correspondence and (b) the date of termination or expiration of the Research Term, respectively.

2.5 Target Exclusivity. Legacy shall notify Primary immediately upon the occurrence of the Target Exclusivity Expiration Date (as defined below). Primary covenants and agrees that until the earliest of (i) the date six (6) years following the end of the Research Term, (ii) termination of the Existing Ag Agreement, or (iii) the date on which Ag Partner ceases using Commercially Reasonable Efforts to develop and commercialize Ag Partner Royalty Products incorporating any Licensed VDCs or CDCs targeting, in either case, the Target (the earliest of (i), (ii), or (iii), the “Target Exclusivity Expiration Date”), neither Primary nor any Affiliate thereof shall enter into any agreement or arrangement in the Legacy Field with a Third Party for the identification or generation of Metalloprotein Inhibitors intended to target the Target, provided that, notwithstanding the foregoing, this Section 2.5 shall not prohibit (i) any Primary Acquiring Entity or any Affiliate thereof from entering into any agreement or arrangement in the Legacy Field for the identification or generation of Metalloprotein Inhibitors intended to target the Target using Know-How or subject matter claimed in Patent Rights other than that included in Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) Primary or any Affiliate thereof from entering into any agreement or arrangement in the Legacy Field with a Third Party for the identification or generation of Metalloprotein Inhibitors intended to target the Target using any Primary Acquiring Entity Know-How or subject matter claimed in Primary Acquiring Entity Patents, except to the extent such Primary Acquiring Entity Know-How or Primary Acquiring Entity Patents were already included within the Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became an Primary Acquiring Entity. For purposes of clarification but not limitation, nothing in this Agreement shall prevent Primary or any Affiliate thereof from entering into collaboration, licensing or other agreements with any Third Party(ies) (i) outside the Legacy Field concerning the identification, development, or commercialization of compounds directed against any receptor, protein, peptide, or other biological or chemical entity (including but not limited to the Target) or (ii) inside the Legacy Field concerning the identification, development, or commercialization of compounds directed against any receptor, protein, peptide, or other biological or chemical entity other than the Target.

3.	Ag Partner Option; Ag Partner Reserve Period

3.1 Option Notice. Legacy shall notify Primary immediately in writing upon (i) Ag Partner’s exercise of its Option under the Existing Ag Agreement to be granted exclusive rights to make, have made, use, sell, and import Viamet Derived Products incorporating any particular VDC or Derivatives thereof and (ii) the expiration of the Option Term with respect to any VDC, specifying in such notice the identity and structure of the VDC subject to such exercise or expiration and the date of any such exercise or expiration.

3.2 Ag Partner Reserve Period. Legacy shall notify Primary in writing immediately upon both the beginning and expiration of the Ag Partner Reserve Period for each VDC to which a Ag Partner Reserve Period applies pursuant to the Existing Ag Agreement (identifying in each such notice the relevant VDC). During the Ag Partner Reserve Period for a particular VDC, Primary shall not grant any intellectual property rights in the Legacy Field to any Third Party with respect to such VDC. Following the expiration of the Ag Partner Reserve Period for a VDC, Primary shall be free, in its discretion, to grant intellectual property rights in the Legacy Field to any Third Party with respect to such VDC or any Derivative thereof or itself make, use, or sell any product incorporating such VDC or Derivative thereof for use in the Legacy Field. Nothing in this Agreement shall be construed to limit any rights of Primary with respect to (i) any efforts during any VDC’s Ag Partner Reserve Period to evaluate and/or develop such VDC or Derivative thereof for potential use in the Legacy Field (including the use of third party fee-for-service contractors to perform any activities related to such development), (ii) any use or application of any VDC or Derivative thereof in the Primary Field, or (iii) Primary’s ability to enter into licenses or any similar agreements with any Third Party(ies) concerning VDCs or Derivatives thereof in the Primary Field.

4.	Licenses; Assignment

4.1 Assignment to Primary. Legacy hereby assigns all VDCs and VDC Data to Primary, subject to the licenses granted, and other obligations of Primary and rights of Legacy, under this Agreement with respect thereto.

4.2 Licenses to Legacy.

(a) Ag Partner Research License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field under Know-How and Patent Rights Controlled by Primary with respect to VDCs to the extent necessary to enable Legacy to grant to Ag Partner the rights granted to Ag Partner under Section 5.1(a) of the Existing Ag Agreement. Such license shall expire upon the earliest of (i) the expiration of the Research Term or (ii) the termination or expiration of the Existing Ag Agreement.

(b) Legacy Research License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field under Primary Know-How and Primary Patent Rights to the extent necessary to enable Legacy to perform Legacy’s obligations under the Existing Ag Agreement.

(c) Metallophile™ Technology License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field to practice Metallophile™ Technology solely to the extent necessary to perform Legacy’s obligations under the Existing Ag Agreement.

(d) Exclusive License. Primary hereby grants Legacy and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Legacy Field under the Primary Patents and Primary Know-How to make, have made, use, sell, or import Viamet Derived Products incorporating any Licensed VDC in the Territory.

(e) Limitation to Existing Ag Agreement Needs. Notwithstanding anything to the contrary, the rights granted under Sections 4.2(a), 4.2(b), 4.2(c), and 4.2(d) above shall in all cases be limited to those rights necessary to enable Legacy and its Affiliates to comply with, perform its obligations, or grant those corresponding rights granted to Ag Partner under, under the Existing Ag Agreement (or, upon any termination of the Existing Ag Agreement not triggering a termination under Section 12.4 hereof, any Downstream Agreement).

(f) Sublicensing. With respect to the rights granted in Sections 4.2(a) and 4.2(d), respectively, Legacy shall only have the right to sublicense such rights to the extent necessary to enable Legacy to grant the rights set forth in Section 5.1(a) and Section 5.1(b) of the Existing Ag Agreement, respectively (or, upon any termination of the Existing Ag Agreement not triggering termination of this Agreement under Section 12.4, any Downstream Agreement surviving such termination). Ag Partner and its Affiliates shall (i) use Commercially Reasonable Efforts to ensure that any Downstream Agreement satisfies the requirements set forth in Section 5.1(c) of the Existing Ag Agreement and (ii) ensure that any amendment of the Existing Ag Agreement permitted by this Agreement ensures that the Existing Ag Agreement remains consistent with the terms of this Agreement, contains terms reasonably sufficient to enable Legacy and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder, and contains terms substantially as protective of Primary, its Affiliates, and any successor or assignee thereof, and the intellectual property rights owned, licensed, or controlled by the foregoing, as the terms contained in this Agreement are protective of Primary, its Affiliates, the Primary Patent Rights, and the Primary Know-How. For clarification, Legacy, its Affiliates, and Legacy Licensees have the right to subcontract the production of a Legacy Royalty Product to a third party without approval of Primary, provided that any such subcontract shall contain confidentiality, intellectual property, and other provisions reasonably consistent with those of this Agreement and sufficient to ensure Legacy Licensees’ ability to fulfill their obligations under the Existing Ag Agreement (or any Downstream Agreement) and protect Legacy’s interests under the Existing Ag Agreement (or any Downstream Agreement), and Primary’s interests under this Agreement, in VDCs, CDCs, Viamet Derived Products, Ag Partner Collaboration Derived Products, and all Patent Rights and Know-How with respect to any of the foregoing. Legacy shall, to the extent available or known to Legacy or any Affiliate thereof, promptly provide Primary a copy of any license or sublicense executed by Ag Partner, any Affiliate thereof, or any other Legacy Licensee granting any Third Party any rights to any VDCs, CDCs, Viamet Derived Products, Ag Partner Collaboration Derived Products, Legacy Patents, Legacy Know-How, Primary Patents, or Primary Know-How.

4.3 Licenses to Primary.

(a) License. Legacy hereby grants Primary and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Primary Field under the Legacy Patents and Legacy Know-How to make, have made, use, sell, or import CDCs, any Derivatives thereof, and Viamet Collaboration Derived Products in the Territory. Legacy hereby further grants Primary and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Primary Field under Legacy Know-How to make, have made, use, sell, or import VDCs, any Derivatives thereof, and any products incorporating any of the foregoing in the Territory. Except as described in Section 7.2(c), 7.2(d), or 12.5(b), the licenses granted in this Section 4.3(a) shall be perpetual.

(b) Sublicensing. The licenses granted in Section 4.3(a) shall include the right of Primary and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Primary and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

(c) Prohibitions on CDC Rights. Neither Primary nor any Affiliate thereof shall grant any Third Party any rights that would prevent Legacy from fulfilling its obligations under Section 3.3 of the Existing Ag Agreement.

4.4 Limitations on CDC Rights. Legacy shall use Commercially Reasonable Efforts to ensure that, to the extent prohibited by the Existing Ag Agreement, (i) neither Ag Partner nor any Affiliate thereof manufactures, uses, sells, or imports any CDCs, or products incorporating any CDCs, other than Advanced CDCs or Ag Partner Collaboration Derived Products incorporating Advanced CDCs (and not incorporating any other CDCs thereof), (ii) neither Ag Partner nor any Affiliate thereof shall grant any Third Party any rights, under any Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights owned, licensed, or controlled by Ag Partner, to manufacture, use, sell, or import any CDCs or products incorporating any CDCs, other than Advanced CDCs or Ag Partner Collaboration Derived Products incorporating Advanced CDCs (and not incorporating any other CDCs), and (iii) neither Ag Partner nor any Affiliate thereof shall grant any Third Party any rights that conflict with those granted to Legacy pursuant to Section 5.2, 9.3, or Section 13.1 of the Existing Ag Agreement.

4.5 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that a Party granted a license pursuant to this Agreement (a “Licensee”) may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Licensee elects to retain its rights as a licensee under such Code, such Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Licensee not later than:

(a) the commencement of bankruptcy proceedings against the other Party, upon written request, unless the other Party elects to perform its obligations under this Agreement, or

(b) if not otherwise delivered under this Section 4.5, upon the rejection of this Agreement by or on behalf of the other Party, upon Licensee’s written request

4.6 No Implied Rights. Neither Party (nor any Affiliate of either Party) shall obtain any implied license rights to any Patent Rights or Know-How of the other Party (or any Affiliate thereof). Any rights not expressly granted to a Party (or its Affiliates) under this Agreement shall be retained by the other Party (and its Affiliates).

5.	Financial Terms

5.1 Primary Royalties. Primary shall pay Legacy one-half percent (0.5%) of Primary Net Sales.

5.2 Payments and Payment Reports. Payments due under Section 5.1 shall be paid within fifty-five (55) days of the end of each calendar quarter during which Primary Net Sales occur. Each payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Primary Net Sales, by country, of each Primary Royalty Product sold during the relevant calendar quarter and detailing the calculation of payments due for such calendar quarter (including detailed descriptions and amounts of the amounts deducted from gross sales to calculate Primary Net Sales).

5.3 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the Party to receive such payments. All payments hereunder shall be made in the legal currency of the United States of America.

5.4 Taxes. In the event any tax is paid or required to be withheld by a Party (the “Payor”) for the benefit of the other Party (the “Payee”) on account of any royalties or other payments payable to Payee under this Agreement, the corresponding amounts payable to Payee shall be reduced by the amount of taxes deducted and withheld, and Payor shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Payee an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Payee to claim such payment of taxes. Any such withholding taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Payee. Payor will provide Payee with, at Payee’s expense, reasonable assistance to enable Payee to recover such taxes or amounts otherwise withheld as permitted by law.

5.5 Licenses. For avoidance of doubt, the Parties agree that Primary shall, and shall ensure that all of their respective Affiliates, include in all of their respective license and other agreements with Primary Sublicensees concerning the grant of rights thereto rendering such Third Party a Primary Sublicensee an obligation for such Primary Sublicensee to account for and report its sales of Primary Royalty Products on a basis reasonably sufficient to enable Primary to pay the amounts due under this Agreement and satisfy their related reporting obligations hereunder.

5.6 Foreign Exchange. With respect to Primary Net Sales invoiced in a currency other than United States dollars, such Primary Net Sales will be converted into the United States dollar equivalent using the conversion rate existing in the United States (as reported in The Wall

Street Journal) on the last date of the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

5.7 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, payments under Section 5.1 arising from Primary Net Sales made in that country shall be paid to Legacy in the country in local currency by deposit in a local bank designated by the Party to whom such payment is due, unless the Parties otherwise agree.

5.8 Interest. If a Party fails to make any payment when due under this Agreement, then interest shall accrue on the balance due at a per annum rate of 2% above the prime rate in effect at Chase Manhattan Bank (N.A.) (or its successor, as the case may be) on the due date of the payment(s) in question. Amounts due shall be compounded monthly until the applicable Party meets the full financial obligation due. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict a Party’s right to any other rights or remedies which may be available to it, including any applicable right to terminate this Agreement in accordance with its terms and conditions.

5.9 Records; Audits. Each Party shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement and whether or not such Party is complying with the terms of this Agreement; such records must be kept for a minimum of three (3) years following the calendar year to which such records pertain. Each Party shall permit the other Party, at the other Party’s expense, to engage an independent certified public accounting firm reasonably acceptable to the first Party, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than five (5) years prior to the other Party’s request, the correctness or completeness of any report or payment made under this Agreement. The Party undertaking such audit or examination shall promptly provide a copy of the results thereof to the other Party. The Party undertaking such audit or examination shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding five percent (5%) of the amount actually due hereunder with respect to any particular calendar quarter, in which case the other Party shall bear the reasonable, documented cost of the performance of such audit or examination. The Party whose records are being audited or examined shall promptly pay to the other Party the amount of any underpayment of royalties revealed by such an audit or examination plus any interest due therein pursuant to Section 5.8. Any overpayment revealed by such an audit or examination shall, in the sole discretion of the Party making such overpayment, (i) be fully-creditable against future payments due under this Agreement or (ii) refunded within thirty (30) days of its written request therefor.

6.	Diligence; Reporting; Compliance; Affiliates.

6.1 Existing Ag Agreement; Reporting; Derivative Samples.

(a) Legacy and its Affiliates shall at all times comply with, and perform its and their obligations under, the Existing Ag Agreement or any Assigned Downstream Agreement to which Legacy or an Affiliate thereof is a party. In the event of any breach of the Existing Ag Agreement (or any Assigned Downstream Agreement) that may be the subject of any potential termination thereof by Ag Partner under Section 13.3 thereof (or by any Legacy Licensee which is a party to any Assigned Downstream Agreement on the basis of Legacy’s or its Affiliate’s uncured material breach of such Assigned Downstream Agreement), Primary shall have the right, upon written notice to Legacy, to take such action(s) or make such payment(s) as are necessary to cure such breach and avoid such termination and, in the event Primary exercises such right, Primary shall be entitled to credit the reasonable, documented cost of effecting such cure or making such payment against any amounts due Legacy under this Agreement.

(b) Legacy shall provide Primary with any Diligence Reports received by Legacy from Ag Partner, or any similar reports received by Legacy or any Affiliate thereof with respect to any Downstream Agreement, within ten (10) days of such receipt. Legacy shall provide Primary with copies of any correspondence received by Legacy or any Affiliate thereof from, or sent by Legacy or any Affiliate thereof to, any Legacy Licensee regarding (i) any actual, potential, or alleged breach or termination of the Existing Ag Agreement (or any Downstream Agreement), (ii) any matter that may increase, decrease, or otherwise affect the scope of rights granted under Section 4.2 (including any VDCs becoming Licensed VDCs, which shall promptly be identified by Legacy in a written notice to Primary), or (iii) any actual or potential amendment of, or waiver, consent, side letter, or similar arrangement concerning, the Existing Ag Agreement or any Downstream Agreement. Legacy shall promptly provide Primary with, to the extent Legacy has the right to obtain the following under the Existing Ag Agreement or any Assigned Downstream Agreement, copies of any Downstream Agreement (including but not limited to any of the foregoing that may be assigned to Legacy upon termination of the Existing Ag Agreement or an Assigned Downstream Agreement) or any amendments to any of the foregoing.

(c) To the extent Legacy, any Affiliate thereof, or any Legacy Licensee generates a Derivative of any VDC or CDC in the course of its research or development concerning any VDC, CDC, Derivative of either of the foregoing, or any Legacy Royalty Product, Primary shall be entitled to request, and Legacy shall be obligated to deliver to Primary, up to five (5) milligrams of such Derivative, at Primary’s expense, which shall be reasonable and documented. Legacy shall deliver any Derivative requested in accordance with the foregoing within forty-five (45) days of receiving a written request therefor from Primary.

6.2 Compliance. Each Party shall comply, and cause its Affiliates to comply, with all Applicable Laws in the performance of its obligations, and exercise of its rights, under this Agreement. Primary (and its Affiliates) and Legacy (and its Affiliates), respectively, shall include provisions in any agreement with any Primary Sublicensee or Legacy Licensee, respectively, requiring that such Third Party comply with all Applicable Laws in the performance of its obligations and exercise of its rights under such agreement, and each Party (and its

Affiliates) shall use Commercially Reasonable Efforts to enforce such provisions, which shall include, with respect to Legacy, Legacy’s use of Commercially Reasonable Efforts to enforce such provisions of the Existing Ag Agreement.

6.3 Maintenance of Rights. Except as contemplated or permitted by this Agreement or the Existing Ag Agreement, both Legacy and Primary shall not, and shall ensure that their Affiliates do not, by act, omission, or the execution of any agreement with any Third Party, directly or indirectly adversely affect, or reduce the scope of, the other Party’s rights under this Agreement with respect to Primary Patents, Legacy Patents, Legacy Know-How, Primary Know-How, Metallophile™ Technology, Viamet Derived Products, or Collaboration Derived Products without the other Party’s written consent, which consent shall not be unreasonably withheld with respect to any matter concerning the prosecution or maintenance of any Patent Rights.

6.4 Affiliate-Based Responsibilities. During any period in which Primary is an Affiliate of Legacy, Primary shall comply with the Existing Ag Agreement, including but not limited to all provisions thereof applicable to Affiliates of Legacy. Each Party shall be responsible for its Affiliates’ compliance with this Agreement, and for any breach of this Agreement by any of its Affiliates. Any act or omission of a Party’s Affiliate concerning this Agreement shall be deemed the act or omission of such Party, and such Party shall be liable for such act or omission as if such act or omission was that of such Party.

7.	Patent Prosecution; Patent Marking; Patent Challenge

7.1 Primary Patents. With respect to any VDC for which Ag Partner has exercised its Option and Primary has been notified of such exercise:

(a) Primary shall be responsible for, and use Commercially Reasonable Efforts to pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of any Primary Patents to the extent Covering such VDC or any Derivative thereof (“Licensed Primary Patents”). Primary will regularly advise Legacy of the status of all pending patent applications in the Licensed Primary Patents, including any related hearings or other proceedings, and, at Legacy’s request, will provide Legacy with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. Primary will solicit Legacy’s advice and review of applications included within the Licensed Primary Patents and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Legacy’s reasonable comments related thereto. Primary shall (i) provide at least forty-five (45) days’ written notice to Legacy and, if requested by Legacy, consult with Legacy prior to abandoning any Licensed Primary Patent, any claim contained therein Covering any Licensed VDC, or the prosecution or maintenance of either of the foregoing and (ii) provide Legacy, if elected by Legacy via written notice to Primary, a reasonable opportunity, prior to any such abandonment, to assume control of the filing, prosecution, maintenance, and defense of such claim or Licensed Primary Patent (and, thereafter, any such claim or Licensed Primary Patent shall only be abandoned if and as determined by Legacy, in its sole discretion). If Licensee wishes to make such an election, it must provide notice thereof to Primary within thirty (30) days of Primary’s notice to Legacy of such proposed abandonment. If Legacy makes such an election with respect to a particular claim or Licensed Primary Patent, Legacy shall use Commercially Reasonable Efforts to provide Primary a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to such claim or Licensed Primary Patent;

(b) The reasonable, documented costs incurred with respect to the filing, prosecution, and maintenance of Licensed Primary Patents shall, in any event, be borne by Legacy (and Legacy shall reimburse Primary with respect to any such costs incurred by Primary or any Affiliate thereof), within thirty (30) days of receiving any invoice therefor), subject to subsections (d) and (e) below;

(c) The Party controlling prosecution and maintenance of any Licensed Primary Patent pursuant to Section 7.1(a) will provide the other Party with reasonable advance written notice of any foreign patent filings and associated fees concerning such Licensed Primary Patent. Legacy must thereafter inform Primary in writing which foreign countries, if any, in which Legacy desires patent protection with respect thereto. Primary may elect to seek patent protection with respect thereto in countries not so designated by Legacy, in which case (i) Primary shall, as between the Parties, be responsible for expenses attendant thereto, (ii) such patent filings will no longer be included within Primary Patents (nor Licensed Primary Patents) for any purposes under this Agreement, and (iii) all of rights held by Legacy, its Affiliates, and Legacy Licensees (and all obligations of Primary and its Affiliates) under this Agreement with respect to such patent applications and resulting patents in such countries shall terminate;

(d) If Legacy provides Primary with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within any Licensed Primary Patents, then (i) Legacy’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such specified patent(s) and/or patent application(s) will terminate with respect to any such fees and costs incurred later than sixty (60) days after Primary’s receipt of such written notification, (ii) such patents and/or patent applications will no longer be included in the Primary Patents or Licensed Primary Patents, and (iii) all of rights Legacy, its Affiliates, and Legacy Licensees (and all obligations of Primary and its Affiliates) under this Agreement to such patent applications and/or patents shall terminate; and

(e) Legacy shall promptly notify Primary of the issuance of each Regulatory Approval concerning a Viamet Derived Product and, where reasonably possible and reasonably useful or materially valuable in the commercialization of any Viamet Derived Products, Primary shall, to the extent reasonably possible and reasonably useful or valuable therein, use Commercially Reasonable Efforts to, if and as requested by Legacy and at Legacy’s expense, obtain (or assist Legacy in obtaining), with respect to the Licensed Primary Patents, all available patent term extensions, adjustments or restorations, supplementary protection certificates, or other forms of market exclusivity conferred by Applicable Laws (collectively, “Primary Patent Term Extensions”) in any country of the Territory. The Parties shall cooperate with each other (at Legacy’s expense) in obtaining Primary Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of any Viamet Derived Product.

7.2 Legacy Patents.

(a) Filing, Prosecution, and Maintenance. Subject to Sections 2.3(a), 2.3(b), 7.2(b), and 7.2(c), Legacy shall be responsible for, and be obligated to use Commercially Reasonable Efforts to pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of any Patent Rights within the Legacy Patents. Subject to any applicable limitations on disclosure to Primary set forth in Section 8.2(b)(i) of the Existing Ag Agreement, which, upon Primary’s request, Legacy shall use Commercially Reasonable Efforts to have waived by Ag Partner with respect to disclosures to Primary, its Affiliates, and their respective licensees and sublicensees, (I) Legacy will regularly advise Primary of the status of all pending patent applications in the Legacy Patents, including any related hearings or other proceedings, and, at Primary’s request, will provide Primary with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority; (II) Legacy shall consult with and obtain written consent from Primary prior to the abandonment of any Legacy Patent or any claim contained therein, which consent shall not be unreasonably withheld, delayed, or conditioned; Primary shall have the right, upon written notice given prior to any such abandonment, to have such Legacy Patent assigned to Primary, free and clear of all liens, claims, and encumbrances, and upon any such assignment (i) such Legacy Patent shall no longer be included within the definition of Legacy Patents or Primary Patents for purposes of this Agreement, (ii) any compounds claimed therein shall be deemed not to be CDCs nor VDCs in the relevant country(ies) for purposes of this Agreement, and (iii) Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import any CDC or Derivative thereof Covered by such Patent Rights in the relevant country(ies); and (III) Legacy will solicit Primary’s advice and review of such applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Primary’s reasonable comments related thereto. Subject to Sections 7.2(b) and 7.2(c), Legacy shall bear all reasonable, documented expenses incurred by it with respect to the filing, prosecution, and maintenance of Legacy Patents.

(b) Foreign Filings. Legacy will provide Primary reasonable advance written notice of any required foreign patent filings concerning any Legacy Patents and associated fees. Legacy must thereafter inform Primary in writing which foreign countries, if any, in which Legacy will pursue patent protection. Primary may elect to seek patent protection in countries not so designated by Legacy, in which case (i) Primary shall be responsible for all expenses attendant to such foreign filings and, in such instances, all right, title, and interest in such Patent Rights shall be assigned to Primary, free and clear of all liens, claims, and encumbrances, (ii) such Patent Rights shall be deemed not to be Legacy Patents or Primary Patents for purposes of this Agreement, (iii) to the extent Covered thereby, no compounds claimed therein shall be considered CDCs nor VDCs for any purposes related to this Agreement in the country(ies) in which such Patent Rights were filed or issued, and (iv) Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import any CDC or Derivative thereof to the extent Covered by such Patent Rights in the country(ies) in which such Patent Rights were filed or issued.

(c) Expense Opt-Out. If Legacy provides Primary with written notification that it will no longer support the filing, prosecution, or maintenance of any specified patent(s) and/or patent application(s) within the Legacy Patents, then (i) Legacy’s responsibility for any fees and costs related to the filing, prosecution, and maintenance of such subject Legacy Patents will terminate sixty (60) days after Primary’s receipt of such written notification, and Legacy’s obligations under Section 7.2(a), shall terminate with respect to such patents and/or patent applications on such date, and all right, title, and interest in such Patent Rights shall be assigned to Primary, free and clear of all liens, claims, and encumbrances, (ii) such Patent Rights shall be deemed not to be Legacy Patents for purposes of this Agreement, (iii) to the extent Covered thereby, no compounds claimed therein shall be considered CDCs nor VDCs for any purposes related to this Agreement in the country(ies) in which such Patent Rights were filed or issued, and (iv) to extent any CDC or Derivative thereof is Covered thereby, Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import such CDC or Derivative thereof in the country(ies) in which such Patent Rights were filed or issued.

(d) Patent Extensions. Primary shall promptly notify Legacy of the issuance of each Regulatory Approval concerning a Primary Collaboration Derived Product in the Primary Field and, where reasonably possible and reasonably useful or materially valuable in the commercialization of Primary Collaboration Derived Products in the Primary Field, use Commercially Reasonable Efforts to apply or enable Legacy to apply for all available patent term extensions, adjustments or restorations, or supplementary protection certificates with respect to any Legacy Patents Covering such Primary Collaboration Derived Products (or CDC(s) or Derivative(s) thereof contained therein), or other forms of market exclusivity conferred by Applicable Laws on any Primary Collaboration Derived Products (or CDC(s) or Derivative(s) thereof contained therein) (collectively, all of the foregoing, “Legacy Patent Term Extensions”). Legacy shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Primary Collaboration Derived Products, use Commercially Reasonable Efforts to, if and as requested by Primary, obtain (or assist Primary in obtaining), with respect to the Legacy Patents, all Legacy Patent Extensions in any country of the Territory. The Parties shall cooperate with each other in obtaining Legacy Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of Primary Collaboration Derived Products.

(e) Orange Book Listing. The Parties will evaluate in good faith and identify all Legacy Patents that may meet the requirements for listing with FDA in the Orange Book, or any foreign Governmental Authority in any jurisdiction outside the United States, in connection with any new drug application or other application for marketing or regulatory approval for any Primary Royalty Product. Primary, its Affiliates, and Primary Sublicensees shall, if and as elected thereby in their reasonable discretion, be entitled to (i) submit such Legacy Patents identified thereby to the FDA for listing in the Orange Book and/or to any foreign Governmental Authority for a similar listing on a timely basis and (ii) maintain with the FDA or other applicable Governmental Authority correct and complete listings of applicable Legacy Patents for any such Primary Royalty Product.

7.3 Patent Marking.

(a) Legacy Royalty Products. Legacy and its Affiliates shall use Commercially Reasonable Efforts to ensure that, to the extent reasonably possible and provided for under the Existing Ag Agreement and, if applicable, any Downstream Agreement, (i) all Legacy Licensees shall permanently and legibly mark all Legacy Royalty Products and related documentation manufactured for commercial sale by Ag Partner, its Affiliates, and any other Legacy Licensees in the United States with a patent notice as may be permitted or required under Title 35, United States Code, (ii) without limitation of the foregoing and to the extent permitted by Applicable Laws, Ag Partner, its Affiliates, and any other Legacy Licensees mark Legacy Royalty Products (through a marking on containers, packaging or labels, or otherwise) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Legacy Royalty Products are sold, to (x) enable Primary Patents (to the extent relating to Legacy Royalty Products or their use or manufacture) and Ag Partner Patents or Legacy Patents Covering Legacy Royalty Products to be enforced to their full extent or (y) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any such Primary Patents, Ag Partner Patents, or Legacy Patents, (iii) Ag Partner and its Affiliates use Commercially Reasonable Efforts to ensure that DAS Licensees are subject to, and comply with, substantially similar obligations with respect to Legacy Royalty Products and related documentation manufactured for commercial sale by or on behalf of DAS Licensees.

(b) Primary Royalty Products. To the extent reasonably possible, Primary and its Affiliates shall permanently and legibly mark all Primary Collaboration Derived Products and related documentation manufactured for commercial sale by Primary or its Affiliates in the United States under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code. Further, and without limitation of the foregoing, to the extent permitted by Applicable Laws, Primary and its Affiliates shall mark Primary Collaboration Derived Products (through a marking on containers, packaging or labels, or an Orange Book or similar listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Primary Collaboration Derived Products are sold, to (i) enable Legacy Patents (to the extent Covering such Primary Collaboration Derived Products) to be enforced to their full extent or (ii) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any such Legacy Patents. Primary and its Affiliates shall use Commercially Reasonable Efforts to ensure that Primary Sublicensees are subject to, and comply with, substantially similar obligations with respect to Primary Royalty Products and related documentation manufactured for commercial sale by or on behalf of Primary Sublicensees.

7.4 Patent Challenge. If any Legacy Licensees granted rights with respect to Primary Patents directly, or knowingly, intentionally, or indirectly through assistance granted to a Third Party (except where such assistance is ordered by a court, patent office, or other tribunal or is required by Applicable Laws), commence any interference or opposition proceeding, challenge the scope, validity, or enforceability in any patent office or court proceedings of, or oppose any extension of or the grant of a supplementary protection certificate with respect to any Primary Patents (each such action, a “Patent Challenge”), (i) Legacy shall, to the extent it or any of its Affiliates is aware of such Patent Challenge, provide at least thirty (30) days prior written notice to Primary of such Patent Challenge and (ii) Legacy shall reimburse any reasonable, documented expenses incurred by Primary in defending against or taking any other action with respect to such Patent Challenge to the extent Legacy is entitled under the Existing Ag Agreement (or any Assigned Downstream Agreement) to be reimbursed therefor, with such reimbursement to be made within thirty (30) days of receiving an invoice with respect to the same from Primary. Notwithstanding the foregoing, if any Primary Patent is asserted against Legacy, any Affiliate thereof, or any Legacy Licensees or any subcontractors of any of the foregoing, under the direction of Legacy or any Affiliate thereof (in the case of any such assertion against any Third Party Legacy Licensees), or Primary, any Affiliate thereof, or any Third Party (in the case of Legacy, its Affiliates, and Legacy Licensees), then, as applicable, Legacy, its Affiliates, and Legacy Licensees are entitled to all and any defenses available to them with respect to such matter, including challenging the validity or enforceability of such patent, or undertaking any of the other actions referenced above (and such challenge or other action by Legacy, its Affiliates, or any Legacy Licensees in response to such an assertion shall not be considered a “Patent Challenge” for purposes of this Section 7.4).

8.	Patent Infringement

8.1 Notice. Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of Primary Patents or Legacy Patents of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. In such event, the Parties shall discuss the most appropriate action to take.

8.2 Primary Patents. With respect to any actual, potential or suspected infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs, Legacy (or any Affiliate of Legacy or Legacy Licensee, to the extent granted such right by Legacy or an Affiliate thereof) shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Primary’s name, if necessary. If, within five (5) months of the notice above, Legacy (or an Affiliate thereof or a Legacy Licensee) (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not executed a settlement agreement with respect to such infringement, or if Legacy notifies Primary that it has decided not to undertake any of the foregoing against any such alleged infringer, then Primary shall then have the right to bring suit to enforce such Licensed Primary Patents in the Legacy Field at its own expense. If either Party (or an Affiliate, licensee, or sublicensee of a Party) brings any infringement action or proceeding under this Section 8.2, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party (or its Affiliate, licensee, or sublicensee), to give the Party undertaking such infringement suit or other action reasonable assistance and authority to control, file and prosecute the suit as necessary. Except as explicitly provided in this Section 8.2, Primary retains all rights to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to any actual, potential or suspected infringement of any Primary Patents, and to retain all recoveries, damages, or proceeds resulting from any of the foregoing. Any recovery, damages, or other amounts received by Legacy (or its

Affiliate or any Legacy Licensee) with respect to the infringement of the Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for their unreimbursed reasonable, documented expenses incurred in connection with such action, with Legacy and its Affiliates, as between the Parties and subject to its obligations to any Legacy Licensee, being entitled to retain any remaining balance thereof, provided that, notwithstanding the foregoing, (i) Primary, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses, (ii) Primary shall be entitled to all recoveries, damages, and other amounts received by either Party (or any Affiliate thereof) with respect to any infringement of the Primary Patents (or settlement with respect thereto) other than an infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs; to the extent Legacy (or its Affiliate or any Legacy Licensee) initially receives any such amounts, Legacy shall promptly pay them to Primary. Primary shall, in the event it pursues any actual, potential or suspected infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs in accordance with this Section 8.2, be entitled, subject to the reimbursement of Legacy’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

8.3 Legacy Patents.

(a) Primary. With respect to any actual, potential or suspected infringement of Legacy Patents in the Primary Field, Primary shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Legacy’s name. If, within three (3) months of the notice above, Primary (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Primary notifies Legacy that Primary has decided not to undertake any of the foregoing against any such alleged infringer, then Legacy (or any Affiliate thereof or Legacy Licensee) shall then have the right to bring suit to enforce such Legacy Patents in the Primary Field. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or action reasonable assistance and authority to control, file and prosecute the suit as necessary. Any recovery, damages, or other amounts received by Primary with respect to the infringement of the Legacy Patents in the Primary Field, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for their unreimbursed reasonable, documented expenses incurred in connection with such action. Any balance remaining after such reimbursement shall be split ninety-five percent (95%) percent to Primary and five percent (5%) to Legacy, with Primary promptly paying Legacy its portion of such recovery or damages, provided that, notwithstanding the foregoing, Legacy, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses. Legacy shall, in the event it (or any Affiliate thereof or Legacy Licensee) pursues any actual, potential or suspected infringement of any Legacy Patents in the Primary Field in accordance with this Section 8.3(a), be entitled, subject to the reimbursement of Primary’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

(b) Legacy. With respect to any actual, potential or suspected infringement of Legacy Patents in the Legacy Field, Legacy (or any Affiliate thereof or Legacy Licensee) shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action. If, within five (5) months of the notice above, Legacy (or any Affiliate thereof or Legacy Licensee) (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not executed a settlement agreement with respect to such infringement, or if Legacy notifies Primary that Legacy has decided not to undertake any of the foregoing against any such alleged infringer, Primary shall have the right to bring suit to enforce such Legacy Patents to the extent subject to this Section 8.3(b) at its own expense. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or action reasonable assistance and authority to control, file and prosecute the suit as necessary. Any recovery, damages, or other amounts received by Legacy (or any Affiliate thereof or Legacy Licensee) with respect to the infringement of the Legacy Patents in the Legacy Field, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action. Any remainder shall be retained, as between the Parties, by Legacy, provided that, notwithstanding the foregoing, (i) Primary, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses, (ii) Primary shall, subject to Section 8.3(a), be entitled to all recoveries, damages, and other amounts received by either Party (or any Affiliate thereof or any Legacy Licensee) with respect to any infringement of the Legacy Patents (or settlement with respect thereto) in the Primary Field and, to the extent Legacy, any Affiliate thereof, or any Legacy Licensee initially receives any such amounts, Legacy shall promptly pay such amounts to Primary. Primary shall, in the event it pursues any actual, potential or suspected infringement of any Legacy Patents in the Legacy Field in accordance with this Section 8.3(b), be entitled, subject to the reimbursement of Legacy’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

8.4 Infringement of Third Party Patent Rights. If a Party’s conduct or exercise of its rights under this Agreement becomes the basis of a claim of infringement of any patent or other proprietary right of any Third Party, such Party shall promptly give notice to the other Party and the Parties shall confer to consider the claim and an appropriate course of action. If and when a Party to this Agreement has the right to defend an infringement claim, each Party shall have the right to conduct the defense against any such claim or infringement action brought against it, and shall have the right and authority to settle any such claim or action after consultation with the other Party, subject to Section 8.5. The other Party shall cooperate with the defending Party, as reasonably requested by it, in connection with the defense against such claim or action, at the defending Party’s expense. Costs and fees of any such defense (including but not limited to damages and reasonable, documented attorneys’ fees and expenses, but excluding any royalties or similar amounts due as consideration under any settlement agreement with respect thereto for any post-settlement activities) may be deducted, prior to the calculation of any payments due under Section 8.5.

8.5 Litigation Control. The Party pursuing or controlling any action or defense under Section 8.2, 8.3, or 8.4 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement, consent judgment, or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party, (iii) any settlement, consent judgment, or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability in the Primary Field of any Primary Patents or Legacy Patents must, in each case, be approved in writing by Primary, and (iv) any settlement, consent judgment, or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability in the Legacy Field of any Legacy Patents or Licensed Primary Patents must, in each case, be approved in writing by Legacy. The Party whose approval is required under any of the conditions described (the “Approving Party”) above shall provide the other Party notice of the Approving Party’s approval or denial of such approval within ten (10) business days of any request for such approval by the other Party, provided that (i) in the event the Approving Party wishes to deny such approval, such notice shall include a written description of the Approving Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) the Approving Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period.

9.	Confidentiality; Publication; Intellectual Property

9.1 Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” means all information, technical data or know-how disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”, which shall include any of such party’s Affiliates, directors, officers, employees, agents, contractors, consultants, advisors, and service providers), including, but not limited to, that which relates to research, data, algorithms, formulae, chemical entities, compounds, mixtures, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, product or satisfaction surveys, questionnaires, marketing or finances, provided that, notwithstanding anything to the contrary, (i) Protected Primary Structure Information and all information concerning Metallophile™ Technology, Primary Improvements (as defined hereinbelow in Section 9.3), Primary Patents, Primary Know-How, VDC Data, VDCs, any Derivatives of any of the foregoing, any Primary Royalty Product(s), or the manufacture or use of any of the foregoing shall be deemed the Confidential Information of Primary, and Primary shall be the Discloser, and

Legacy the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, (ii) all Information concerning VDC Data, CDCs, any Derivatives of any of the foregoing, CDC Data, Legacy Royalty Products, Legacy Patents, Legacy Know-How, Protected Ag Partner Scaffold Information, Protected Ag Partner Development Process information, and any Confidential Information (as defined in the Existing Ag Agreement) of Ag Partner that is disclosed to Primary or any Affiliate thereof hereunder shall be deemed the Confidential Information of Legacy, and Legacy shall be the Discloser, and Primary the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, and (iii) the terms and conditions of this Agreement shall be deemed the Confidential Information of both parties. Any disclosure of Confidential Information to Recipient by (a) Discloser or any of its Affiliates or (b) any Third Party at the request of Discloser, shall be deemed to be a disclosure made by Discloser under this Agreement.

(b) Confidentiality and Limitations on Use. Each Recipient agrees that it shall (a) not disclose the Discloser’s Confidential Information to any Third Party, (b) take reasonable precautions to prevent disclosure of such Confidential Information to Third Parties, and (c) not use the Discloser’s Confidential Information except as contemplated by this Agreement. Each Recipient shall be responsible for any breach by its Affiliates, directors, officers, employees, consultants, contractors, advisors, or service providers (collectively, “Representatives”) of the confidentiality obligations and limitations on use contained herein, which shall be considered a breach by Recipient.

(c) Exceptions. The obligations of Recipient under Section 9.1(b) shall not apply to any Confidential Information of the Discloser which the Recipient can demonstrate:

(i) is (at the time of disclosure (or generation)) or becomes (after the time of disclosure (or generation)) known to the public through no breach of this Agreement by Recipient;

(ii) is disclosed to Recipient or any of its Affiliates without obligation of confidentiality or limitation on use by a Third Party who is entitled to disclose it without breaching a confidentiality obligation to Discloser or any of its Affiliates;

(iii) as shown by written records, was known to, or was otherwise in the possession of, Recipient or any of its Affiliates prior to the time of disclosure by Discloser (or, if applicable, generation by Recipient or any Representative thereof); or

(iv) as shown by written records, is developed by Recipient or any of its Affiliates independently of this Agreement and without use or benefit of any of Discloser’s Confidential Information.

(d) Authorized Disclosure and Use. A Recipient may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, solely as reasonably required in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement, (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, or trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with Applicable Laws (including, without limitation, any securities regulations applicable to a Party), obtaining Regulatory Approval, or developing or commercializing a Primary Royalty Product or any product incorporating any VDCs or Derivatives thereof (in the case of Primary) or Legacy Royalty Product or any product incorporating any CDCs or Derivatives thereof (in the case of Legacy), provided, however, that if Recipient is required by Applicable Laws to make any such disclosure of the other Party’s Confidential Information it will, except where reasonably impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed and, to the extent confidential treatment cannot be secured using Commercially Reasonable Efforts, provide the other Party a reasonable opportunity to review and comment on the proposed disclosure, (c) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants), lenders, acquirers, acquisition or merger targets, licensees, licensors, and other strategic partners on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, provided that, in any such disclosure, Primary shall not disclose to any Third Party materially and substantially engaged in the development and commercialization of products in the Legacy Field as a substantial portion of its business the identity of any Advanced CDC or Licensed VDC that is the subject of material ongoing development or commercialization efforts by any Legacy Licensee, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process without Legacy’s prior written consent, or (d) to the extent mutually agreed to in writing by the Parties.

(e) Required Disclosures.

(i) Recipient may disclose the Discloser’s Confidential Information if compelled to do so by a court, administrative agency or other tribunal of competent jurisdiction or required to do so under Applicable Law, provided however, that in such case Recipient shall (i) provide prompt written notice to Discloser in advance of the disclosure, to the extent reasonably possible, so that Discloser may seek confidential or protective treatment thereof, (ii) cooperate with Discloser, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (iii) only disclose that portion of such Confidential Information that, based on the reasonable advice of its legal counsel, is required to be disclosed. In the event that Discloser’s Confidential Information is required to be disclosed pursuant to this paragraph, Recipient shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(ii) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential licensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 9.1. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by Applicable Laws and the applicable Governmental Authority(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of the other Party’s Confidential Information except as permitted hereunder.

(f) Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, Recipient shall, subject to any rights of Recipient therein that may survive such termination or expiration or Party’s need to retain such Confidential Information to exercise its surviving rights hereunder, return to Discloser or, at Recipient’s option and cost, destroy all Confidential Information (including copies thereof and extracts therefrom) of the Discloser; provided, however, that Recipient may retain one copy of such Confidential Information solely for archival purposes and subject to any copies remaining on Recipient’s standard computer back-up devices (which copies Recipient agrees not to access after termination).

9.2 Publication.

(a) Primary Publications. Primary and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to any CDC, Derivative thereof, Ag Partner Collaboration Derived Product, Licensed VDC, or Viamet Derived Product; provided, however, that the following procedure shall apply: (i) Primary shall first provide a copy of the proposed publication or presentation to Legacy for review and comment for a period not to exceed seventy-five (75) calendar days (the “Primary Review Period”); (ii) if, during the Primary Review Period, Primary receives written notice from Legacy identifying Confidential Information of Legacy in such a proposed publication or presentation and requesting its deletion, then Primary shall delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional sixty (60) calendar days in order to permit such Legacy to file a patent application covering such Confidential Information.

(b) Legacy Publications. Subject to, and without limitation of, Section 2.3, Legacy, its Affiliates, Ag Partner, and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to any Licensed VDC, Viamet Derived Product, CDC, Derivative thereof, or Ag Partner Collaboration Derived Product; provided, however, that the following procedure shall apply: (i) Legacy shall first provide a copy of the proposed publication or presentation to Primary for review and comment for a period not to exceed forty-five (45) calendar days (the “Legacy Review Period”); (ii) if, during the Legacy Review Period, Legacy receives written notice from

Primary identifying Confidential Information of Primary in such a proposed publication or presentation and requesting its deletion, then Legacy shall (i) delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional forty-five (45) calendar days in order to permit such Primary to file a patent application covering such Confidential Information and, with respect to any such publication, presentation, or disclosure proposed by Ag Partner or any Affiliate thereof, (ii) exercise and enforce Legacy’s rights under Section 10.2(b) of the Existing Ag Agreement to cause Ag Partner to delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional forty-five (45) calendar days in order to permit such Primary to file a patent application covering such Confidential Information.

9.3 Primary Improvements. Subject to Legacy’s rights under Section 4.2, Primary shall be entitled to sole ownership of (i) all inventions, discoveries, or improvements related to any Metallophile™ Technology, VDCs, or the manufacture or use of any of the foregoing, conceived, reduced to practice, or otherwise generated by either Party, any Affiliate thereof, or any employee, contractor, agent, or representative of either Party or any Affiliate thereof, solely or jointly with the other Party , any Affiliate thereof, or any Third Party, as a result of the activities contemplated by this Agreement, the parties’ interactions under this Agreement, or Legacy’s, its Affiliates’, or their employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, Primary’s Confidential Information, Metallophile™ Technology, or any VDC(s) and (ii) Viamet Improvements (collectively, all of the foregoing, “Primary Improvements”), and all intellectual property rights related thereto, specifically excluding any improvements of Protected Ag Partner Scaffold Information or Protected Ag Partner Development Process directly resulting from a Party’s knowledge or use of Protected Ag Partner Scaffold Information or Protected Ag Partner Development Process. Primary Improvements shall, notwithstanding anything to the contrary, include, but not be limited to, any Derivatives of VDCs generated by or on behalf of Legacy, Ag Partner, any Affiliate of either of the foregoing, or any Legacy Licensee in the exercise of the rights granted under Section 4.2 or research, development, use, manufacture, or sale of any VDC or any Viamet Derived Product. Subject to Legacy’s rights under Section 4.2, Legacy hereby assigns all of its right, title, and interest in any Primary Improvements (including any such rights, title, or interest obtained by Legacy from Ag Partner, any Affiliate thereof, or any Legacy Licensee), and all intellectual property rights related thereto, to Primary, free and clear of all liens, claims, and encumbrances. Legacy shall take all actions, and shall (a) cause its Affiliates, and its and its Affiliates’ employees, contractors, agents, and other representatives and to the extent reasonably possible through the exercise and enforcement of Legacy’s rights under Section 10.3(c) of the Existing Ag Agreement, (b) Ag Partner, Ag Partner’s Affiliates, and Ag Partner’s and Ag Partner’s Affiliates employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Primary to effect the purposes of the foregoing. As soon as reasonably aware of the conception, reduction to practice, or other generation of any Primary Improvement by Legacy, any Affiliate thereof, any Legacy Licensee, or any employee, contractor, agent, or other representative of either of the foregoing, solely or jointly with Primary or any Third Party, Legacy shall promptly disclose the same to Primary in writing. Legacy shall use Commercially Reasonable Efforts to enforce those provisions of the Existing Ag Agreement corresponding to the subject matter of this Section 9.3 for the benefit of Primary.

10.	Representations and Warranties; Disclaimer; Covenants.

10.1 Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party to enter into this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 10.2 below).

10.2 Disclaimer of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF ANY RESEARCH OR DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT OIR THE EXISTING AG AGREEMENT, ANY INVENTIONS, COMPOUNDS, OR PRODUCT, TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO VDCS, CDCS, PRIMARY ROYALTY PRODUCTS, OR LEGACY ROYALTY PRODUCTS), THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESULTS OF SUCH RESEARCH AND DEVELOPMENT OR ANY COMPOUND OR PRODUCT (INCLUDING BUT NOT LIMITED TO VDCS, CDCS, PRIMARY ROYALTY PRODUCTS, OR LEGACY ROYALTY PRODUCTS), OR ANY WARRANTY THAT THE MANUFACTURE, USE, SALE, OR IMPORT OF ANY VDC, CDC, PRIMARY ROYALTY PRODUCT, OR LEGACY ROYALTY PRODUCT WILL NOT INFRINGE, VIOLATE, OR MISAPPROPRIATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD

PARTY. EACH PARTY ACKNOWLEDGES THAT, WITHOUT LIMITATION OF THE PARTY’S CONTRACTUAL OBLIGATIONS HEREUNDER, THE RESEARCH AND DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT IS EXPERIMENTAL IN NATURE AND THAT NEITHER PARTY HAS ANY OBLIGATION, AND HAS MADE NO WARRANTY, WITH RESPECT TO ANY OUTCOME OR RESULTS OF SUCH RESEARCH AND DEVELOPMENT.

10.3 Legacy Covenant. Legacy hereby agrees that neither it nor any Affiliate of Legacy shall, without Primary’s prior written consent, (i) amend the Existing Ag Agreement or any Assigned Downstream Agreement or (ii) execute any waiver, side letter, or similar arrangement with respect to the Existing Ag Agreement, any Assigned Downstream Agreement, or the subject matter of any of the foregoing, that would, in any case, conflict with or contradict the terms of this Agreement or reduce, or adversely affect, Primary’s or its Affiliates’ rights or Legacy’s and its Affiliates’ obligations under this Agreement. Legacy shall provide Primary a copy of any (i) proposed amendment, side letter, waiver, or similar arrangement concerning the Existing Ag Agreement or any Assigned Downstream Agreement at least ten (10) business days prior to the execution thereof and (ii) amendment, side letter, waiver, or similar arrangement executed by Legacy or any Affiliate thereof concerning the Existing Ag Agreement or any Assigned Downstream Agreement within two (2) business days following Legacy’s or its Affiliates’ execution thereof.

11.	Indemnification; Limitations on Liability

11.1 Indemnification by Legacy. Subject to Section 11.3, Legacy hereby agrees to defend, indemnify and hold harmless Primary and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Primary Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by any Third Party(ies) (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of (I) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s (i) negligence or willful misconduct in connection with this Agreement or the Existing Ag Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement or the Existing Ag Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Legacy Royalty Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by (q) Legacy’s exercise of its rights under Section 4.2(b) or 4.2(c) or (r) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Legacy Royalty Product, except to the extent such Losses result from the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 11.2. For purposes of this Section 11, a “Legacy Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Legacy or any Affiliate thereof.

11.2 Indemnification by Primary. Subject to Section 11.3, Primary hereby agrees to defend, indemnify and hold harmless Legacy and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Legacy Indemnitees”) from and against all Claims and all associated Losses, to the extent arising out of (I) Primary’s, its Affiliates’, any Primary Sublicensees’, or any Primary Representatives’ (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Primary Royalty Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by Primary’, its Affiliates’, Primary Sublicensees’, or any Primary Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Primary Royalty Product, except to the extent such Losses result from any of the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 11.1. For purposes of this Section 11, a “Primary Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Primary or any Affiliate thereof.

11.3 Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 11.1 or 11.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation under this Section 11 to the extent materially prejudiced by such failure. Notwithstanding anything to the contrary, however:

(a) an indemnifying Party shall not compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party;

(b) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the Metallophile™ Technology, Primary Patents in the Primary Field, or Legacy Patents in the Primary Field without Primary’s prior written consent; and

(c) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may materially and adversely affect any portion of the Legacy Patents Covering Advanced CDCs or Ag Partner Collaboration Derived Products in the Legacy Field without Legacy’s prior written consent.

11.4 Limitations on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 9.1.

12.	Term; Termination

12.1 Term. This Agreement commences on the Effective Date and shall, subject to any earlier termination pursuant to this Section 12, expire on the later of the (i) end of the Research Term or (ii) last to expire of any Legacy Royalty Term or Primary Royalty Term, provided that upon such expiration of this Agreement, (i) Legacy and its Affiliates shall have the perpetual, irrevocable fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import Viamet Derived Products in the Legacy Field and (ii) Primary and its Affiliates shall have the perpetual, irrevocable fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import Primary Royalty Products in the Primary Field.

12.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within thirty (30) days after written notice is given for a payment breach, and sixty (60) days in the case of any other breach, by the non-breaching Party to the breaching Party specifying the material breach. The foregoing notwithstanding, if such breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or sixty (60) day period, as applicable, the notice shall be automatically withdrawn and of no effect.

12.3 Termination for Financial Insecurity. In the event that either Party files for protection under bankruptcy or similar laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

12.4 Termination Upon Termination of Existing Ag Agreement or Assigned Downstream Agreement; Effects of Termination of Existing Ag Agreement without Termination of this Agreement.

(a) This Agreement shall automatically terminate upon any termination (but not expiration) of the Existing Ag Agreement, unless, at the time of the termination of the Existing Ag Agreement, a Downstream Agreement, executed prior to such termination, is assigned to Legacy or an Affiliate thereof as permitted by, and in accordance with, the Existing Ag Agreement.

(b) Following a termination of the Existing Ag Agreement that does not result in termination of this Agreement pursuant to Section 12.4(a):

(i) all licenses granted by Primary under this Agreement shall be reduced to the scope necessary to enable Legacy and its Affiliates to comply with the terms of the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the Existing Ag Agreement;

(ii) Legacy and its Affiliates shall use reasonable efforts to enforce Ag Partner’s obligations under Section 13.8(a)(ii) of the Existing Ag Agreement and promptly provide to Primary all relevant and material information received from Ag Partner under Section 13.8(a)(ii) of the Existing Ag Agreement, or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals) to the extent not related to, or necessary to enable Legacy and its Affiliates to perform under or comply with, the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the Existing Ag Agreement;

(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise their rights under and enforce Section 13.8(a)(iii) of the Existing Ag Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent (X) concerning VDCs or Viamet Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Legacy Licensees under the Existing Ag Agreement or any Downstream Agreements), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products and, in the case of all of the foregoing, (Y) not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate become a party upon such termination of the Existing Ag Agreement, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) exercise its rights under and enforce Section 13.8(iv) of the Existing Ag Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into by Ag Partner or its Affiliates with Third Parties and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties, provided that Legacy and its Affiliates shall not have any obligations under clause (B) above to the extent such contracts are necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate thereof become a party upon such termination of the Existing Ag Agreement; and

(v) notwithstanding the foregoing, (A) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement entered into in accordance with the Existing Ag Agreement and surviving its termination in accordance with Section 13.8(c) thereof and (B) with respect to any (I) VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture that, in each case, a Legacy Licensee does not elect to sell in accordance with Section 13.8(c) of the Existing Ag Agreement or (II) Legacy Product-Related Materials requested by Primary that, in the case of (I) and (II), are not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s), (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce its rights under Section 13.8(a)(v) of the Existing Ag Agreement with respect thereto, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto.

(c) Following the termination of any Assigned Downstream Agreement that does not result in termination of this Agreement pursuant to Section 12.4(d) below:

(i) all licenses granted by Primary under this Agreement shall be reduced to the scope necessary to enable Legacy and its Affiliates to comply with the terms of the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the terminating Assigned Downstream Agreement(s);

(ii) Legacy and its Affiliates shall promptly provide to Primary all relevant and material information received from the Legacy Licensee that was a party to such terminating Assigned Downstream Agreement (with Legacy using reasonable efforts, to the extent contemplated by and provided for in the terminating Assigned Downstream Agreement, to obtain such information), or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent (x) concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals) and (y) not related to, or necessary to enable Legacy and its Affiliates to perform under or comply with, the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the terminating Assigned Downstream Agreement;

(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise any rights under and enforce any provision of the terminating Assigned Downstream Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) use reasonable efforts to transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent (I) concerning VDCs or Viamet

Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Legacy Licensees under any Downstream Agreements), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products and, in the case of all of the foregoing, (II) not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate become a party upon such termination of the terminating Assigned Downstream Agreement, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) use reasonable efforts to exercise any rights under and enforce any provision of the terminating Assigned Downstream Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into with Third Parties by the Legacy Licensee that is a party to the terminating Assigned Downstream Agreement and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties, provided that Legacy and its Affiliates shall not have any obligations under clause (B) above to the extent (q) Legacy and its Affiliates have no corresponding rights to cause such assignment or (r) such contracts are necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate thereof become a party upon such termination of the Existing Ag Agreement; and

(v) notwithstanding the foregoing, (A) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement entered into in accordance with the terminating Assigned Downstream Agreement and surviving its termination in accordance with its terms and (B) with respect to any (I) VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture that, in each case, a Legacy Licensee does not elect to sell in accordance with any sell-down provision of the terminating Assigned Downstream Agreement or (II) Legacy Product-Related Materials requested by Primary that, in the case of (I) and (II), are not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) being assigned upon the termination of the terminating Assigned Downstream Agreement, (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce any rights it may have to purchase any such inventory, work-in-process, or Legacy Product-Related Materials, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto.

(d) This Agreement shall automatically terminate upon any termination (but not expiration) of the last-to-terminate Assigned Downstream Agreement.

12.5 Effects of Termination.

(a) Termination Pursuant to Section 12.4 or by Primary Pursuant to Section 12.2 or 12.3. Upon any termination of this Agreement pursuant to Section 12.4 or by Primary pursuant to Section 12.2 or 12.3:

(i) all licenses granted by Primary under this Agreement shall terminate;

(ii) Legacy and its Affiliates shall use reasonable efforts to enforce Ag Partner’s obligations under Section 13.8(a)(ii) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) and promptly provide to Primary all relevant and material information received from Ag Partner under Section 13.8(a)(ii) of the Existing Ag Agreement (or, if applicable, from any other Legacy Licensee under any corresponding obligations under any Downstream Agreement to which Legacy or any Affiliate thereof is a party), or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals);

(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise their rights under and enforce Section 13.8(a)(iii) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Legacy Licensees pursuant to Section 12.8(a)(v)), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) exercise its rights under and enforce Section 13.8(iv) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into by Legacy, its Affiliates, or, to the extent available to Legacy under the Existing Ag Agreement or any Downstream Agreement, any Legacy Licensees with Third Parties (“Legacy Product-Related Contracts”) and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such Legacy Product-Related Contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties; and

(v) notwithstanding the foregoing, (A) Legacy Licensees shall have the privilege of selling all finished Legacy Royalty Products or Legacy Royalty Products in the process of manufacture as of the date this Agreement is terminated (the “Termination Date”) upon commercially reasonable conditions in the Legacy Field, (B) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement surviving such termination in accordance with Section 12.5(c)

below, and (C) with respect to any VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture (that, in each case, a Legacy Licensee does not elect to sell in accordance with Section 13.8(c) of the Existing Ag Agreement and this Section 12.8(a)(v)) or Legacy Product-Related Materials requested by Primary, (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce its rights under the Existing Ag Agreement or any Downstream Agreement, as applicable, corresponding to, in each case, the requirements below, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto).

(b) Termination by Legacy Pursuant to Section 12.2 or 12.3. Upon any termination of this Agreement by Legacy pursuant to Section 12.2 or 12.3:

(i) all licenses granted by Legacy to Primary and its Affiliates under this Agreement shall terminate;

(ii) Sections 4.2, 4.4, 6.1(a), 6.1(b), 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.3(a), 7.4, 8.1, 8.2, 8.3(b), 8.4, and 8.5 shall, notwithstanding anything to the contrary, survive such termination;

(iii) Primary and its Affiliates shall use reasonable efforts to promptly provide to Legacy all relevant and material information in Primary’s and its Affiliates’ possession, other than Protected Primary Structure Information (which in any event shall remain subject to all the protections and limitations established with respect thereto in this Agreement), concerning Legacy Patents, CDCs, and Primary Royalty Products, inventory of any of the foregoing, Primary Product Trademarks, Primary Product-Related Materials, and all Regulatory Filings or regulatory approvals concerning any CDCs, Derivatives thereof, or Primary Royalty Products (including information concerning Primary’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or regulatory approvals);

(iv) if and as subsequently requested by Legacy in writing, Primary and its Affiliates shall transfer and assign to Legacy all right, title, and interest in all inventory of finished CDCs, Derivatives thereof, and Primary Royalty Products and CDCs,

Derivatives thereof, and Primary Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Primary or its Affiliates pursuant to Section 12.8(b)(vi)), Primary Product Trademarks, Primary Product-Related Materials, and Regulatory Filings and regulatory approvals owned by Primary or any Affiliate thereof concerning any CDCs, Derivatives thereof, or Primary Royalty Products;

(v) Primary shall reasonably provide Legacy all relevant and material information requested by Legacy concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of CDCs or Primary Royalty Products entered into by Primary or its Affiliates with Third Parties (“Primary Product-Related Contracts”) and, if and as subsequently requested by Legacy, use Commercially Reasonable Efforts to assign such Primary Product-Related Contracts to Legacy or otherwise help facilitate introductions between Legacy and such Third Parties; and

(vi) notwithstanding the foregoing, (A) Primary and its Affiliates shall have the privilege, subject to the payment of royalties under Section 5, of selling all finished Primary Royalty Products or Primary Royalty Products in the process of manufacture as of the date this Agreement is terminated (the “Termination Date”) upon commercially reasonable conditions in the Primary Field, (B) any above-referenced assignment of any tangible or intangible assets to Legacy by Primary shall be made subject to the rights any Primary Sublicensee may have with respect to such assets under any commercially reasonable license agreement entered into in accordance with this Agreement and surviving such termination in accordance with Section 12.8(d) below, and (C) with respect to any CDC, Derivative thereof, or Primary Royalty Product inventory, or CDC, Derivative thereof, or Primary Royalty Product in the process of manufacture (that, in each case, Primary does not elect to sell in accordance with this Section 12.8(b)(vi)) or Primary Product-Related Materials requested by Legacy, (X) Legacy shall pay Primary a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Primary Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed Primary’s reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Primary Product-Related Materials, (Y) Primary shall not have any obligation to deliver such inventory, product in the process of manufacture, or Primary Product-Related Materials to Legacy until an agreement on such price is reached or Legacy agrees to pay such direct costs, and (Z) Legacy shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Primary Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto).

(c) Legacy Licensees. Notwithstanding any provision herein to the contrary, in the event (A) Legacy or an Affiliate thereof is a party to any license with a Legacy Licensee granting any Third Party rights to develop and/or commercialize VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products as permitted by, and in accordance with, this Agreement (but which agreement must, in any event, include rights for such Third Party to commercialize Legacy Royalty Products), including but not limited to the Existing Ag Agreement or any Assigned Downstream Agreement, respectively, (B) this Agreement is terminated by Primary pursuant to Section 12.2 or 12.3, and (C) Ag Partner and its Affiliates or such other Legacy Licensee, respectively, is not in material breach of the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, (i) the Existing Ag Agreement or such Assigned Downstream Agreement, respectively and including, in either case, any rights to payment thereunder, shall, to the extent concerning VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products, not imposing obligations on Primary in excess of those contained in this Agreement, and provided for in the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, be automatically assigned to Primary and (ii) Primary shall grant the applicable Legacy Licensee(s) the rights granted with respect to Legacy Patents, Legacy Know-How, Primary Patents, and/or Primary Know-How under the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, subject to such Legacy Licensee’s compliance with its terms.

(d) Primary Sublicensees. Notwithstanding any provision herein to the contrary, in the event (A) Primary or an Affiliate thereof has entered into any license with a Primary Sublicensee granting any Third Party rights to develop and/or commercialize any CDCs, Derivatives thereof, or Primary Royalty Products as permitted by, and in accordance with, this Agreement (but which agreement must, in any event, include rights for such Third Party to commercialize Primary Royalty Products), (B) this Agreement is terminated by Legacy pursuant to Section 12.2 or 12.3, and (C) the applicable Primary Sublicensee is not in material breach of such license, (i) such license (including any rights to payment thereunder) shall, to the extent concerning CDCs, Derivatives thereof, or Primary Royalty Products, not imposing obligations on Legacy in excess of those contained in this Agreement, and provided for in such license or other agreement, be automatically assigned to Legacy and (ii) Legacy shall grant such Third Party the rights granted with respect to Legacy Patents and Legacy Know-How under such assigned license, subject to such Third Party’s compliance with its terms.

12.6 Termination Not Limitation on Other Available Remedies. Any rights or remedies set forth in this Section 12 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties

12.7 Survival of Certain Obligations. Sections 1, 2.3, 4.5, 4.6, 5.8, 5.9, 6.1, 6.2, 6.3, 6.4, 8 (with respect to infringements occurring prior to termination, provided that such limitation shall not affect any survival of any portion of Section 8 pursuant to Section 12.5(b)(ii) above), 9, 10.2, 10.3, 11, 12, and 13 and the Parties’ rights and obligations thereunder, shall survive termination or expiration of this Agreement, and termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration.

13.	Miscellaneous

13.1 Notice. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery or reputable international business courier with guaranteed delivery in 3 days or less:

If to Primary:	If to Legacy:

VPS-1, Inc.	Innocrin Pharmaceuticals, Inc.
4505 Emperor Blvd.	4505 Emperor Blvd.
Suite 300	Suite 300
Durham, NC 27703	Durham, NC 27703
Attention: Robert Schotzinger	Attention: William Moore
Facsimile: (919) 467-8540	Facsimile: (919) 467-8540

or to such address as each party designates by written notice to the other. Notice hereunder shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, or (b) if delivered by a reputable international business courier, the date of delivery to such address confirmed by such courier.

13.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

13.3 Entire Agreement; Amendment. This Agreement, including but not limited to the Schedules and appendices hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereof and shall be binding on the parties and on each of their respective Affiliates. Except as explicitly provided for in this Agreement, this Agreement may be amended only by a written instrument duly executed by both parties hereto.

13.4 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.5 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of any other provisions of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.6 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

13.7 Publicity. Notwithstanding anything to the contrary in this Agreement, either party may issue a press release or other public statement, whether oral or written, disclosing the existence (but not the terms) of this Agreement provided that such party has obtained the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that, in the event any such release or statement is required by Applicable Laws (including but not limited to the rules of any internationally recognized public securities exchange), such statement or release may be made without the other party’s prior written consent, provided the party required to make such release or statement provides, to the extent reasonably possible, the other party a reasonable advance opportunity to review and comment on the proposed statement or release.

13.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement (and its rights and obligations hereunder) without the other Party’s consent: (a) to one of its Affiliates or (b) in connection with the assignment, transfer, sale or divestiture of all or substantially all of its business or assets (or that portion thereof to which this Agreement pertains) or in the event of its merger or consolidation with a Third Party, provided that, in the case of such an assignment under clause (a) or (b), such assignee agrees in writing to be bound by all terms and conditions of this Agreement. Any attempted assignment of this agreement made in violation of the foregoing shall be deemed null and avoid. This Agreement shall inure to the benefit of and be binding upon each party, its successors and assigns. No assignment shall relieve either party of the performance of any accrued obligation.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have each duly executed this License Agreement by their appropriate authorized representative as of the Effective Date.

INNOCRIN PHARMACEUTICALS, INC.		VPS-1, INC.

By:	/s/ William Moore	By:	/s/ Robert J. Schotzinger, M.D., Ph.D
Name:	William Moore	Name:	Robert J. Schotzinger, M.D., Ph.D.
Title:	President	Title:	President

[Signature Page to DAS License]